BINDING MEMORANDUM OF UNDERSTANDING (MOU)

Date: June 3rd, 2026

This Binding Memorandum of Understanding ("**MOU**") sets forth the preliminary terms and conditions regarding the acquisition by **IQSTEL Inc. (NASDAQ: IQST)** (www.iqstel.com) ("**Buyer**") of 51% of **Ultranet Global Business** ("**Ultranet**" or **"the company" or "the business"**) (www.ultranetgh.com), including all Ultranet's business and assets as described below.

Sellers:

Raymond Oppong-Dapaah
10 Eban Avenue, Sakumonoo Spintex, Accra, Ghana
Email: raymond@ultranetgh.com

Mohsin Ali
1390 Wheeler Peak Court, Eldorado Hills, CA 95762, USA
Email: Mohsin@ultranetgh.com

Buyer:

IQSTEL Inc. (NASDAQ: IQST)
Represented by: **Leandro Jose Iglesias**, President & CEO
Email: CEO@iqstel.com
Cc: AlvaroQuintana@iqstel.com

Acquisition Plan and Transaction Structure

The contemplated acquisition involves the purchase of a controlling interest in the **Ultranet Telecom Group**.
For fiscal year 2025, the Ultranet Telecom Group consisted primarily of the following operating companies:

- **Ultranet Telecom Limited (Ghana)** ("**Ultranet Ghana**")
- **Ultranet Telecoms Limited (Nigeria)** ("**Ultranet Nigeria**")

During 2026, Ultranet management initiated a corporate restructuring in preparation for the execution of its strategic business plan, including expansion into the **Middle East and Asia**. As part of this restructuring, Ultranet established a revised corporate structure consisting of four legal entities:

1. **Ultranet Telecom Limited (Ghana) –** existing operating company
2. **Ultranet Telecoms Limited (Nigeria) –** existing operating company

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3. **Ultranet Global Communications Limited (UAE)** (“**OpCo**”) – newly incorporated operating company intended to centralize international commercial operations and support future expansion
4. **Ultranet GH Holdings Limited (UAE)** (“**HoldCo**”) **–** newly incorporated holding company, which shall own 100% of the OpCo

Under this structure:

- HoldCo shall be the sole shareholder and 100% owner of the OpCo
- IQSTEL Inc. shall acquire **51% ownership of HoldCo**

Accordingly, IQSTEL’s investment shall be made at the HoldCo level**.**
The purpose of this restructuring is organizational and strategic, rather than substantive from a business or economic standpoint.
The **Ultranet Telecom Group business in 2026 represents the continuation and evolution of the same Ultranet Telecom Group business operated in 2025**, with the principal structural changes being:

- the creation of the UAE-based OpCo as the central operating platform for international growth;
- the transfer of certain interconnection agreements and related international commercial activities previously managed through Ultranet Ghana into the OpCo; and
- the implementation of **Exclusive Exploitation Agreements (“EEAs”)** through which the OpCo will obtain full operational and economic control over **Ultranet Ghana** and **Ultranet Nigeria**.

For clarity, although the current legal ownership of **Ultranet Ghana** and **Ultranet Nigeria** may initially remain unchanged, the EEAs will grant the OpCo exclusive rights to manage, operate, exploit, and economically benefit from those businesses (i.e., Ultranet Ghana and Ultranet Nigeria). This includes, without limitation:

- exclusive commercial control
- operational management authority
- routing and pricing control
- customer and vendor management
- budgetary authority
- financial decision-making
- regulatory and compliance oversight
- exclusive entitlement to the economic benefits generated by the businesses

Additionally, as part of the transaction structure, the OpCo shall be granted an **irrevocable call option** to acquire:

- **100% of Ultranet Telecom Limited (Ghana)**; and
- **50% of Ultranet Telecoms Limited (Nigeria)**

for a nominal purchase price of **US $1 per entity**, exercisable at the sole discretion of the OpCo at any time in accordance with the definitive transaction agreements.

Accordingly, the OpCo will not only exercise full operational and economic control over Ultranet Ghana and Ultranet Nigeria through the EEAs, but will also possess a direct and enforceable contractual right to acquire legal ownership of such entities.

As a practical matter, this structure places the OpCo in effective control of the full Ultranet Telecom Group business.

As a result, although the legal structure evolves from two principal operating entities in 2025 to a four-entity structure in 2026, the underlying business enterprise, operational capabilities, customer relationships, revenue streams, contracts, assets, and financial substance of the Ultranet Telecom Group remain substantially unchanged.

Supporting documentation:

- **Annex A:** Audited Financial Statements of Ultranet Telecom Group
- **Annex B:** Incorporation Documents of HoldCo and OpCo (UAE)

General Terms:

1. Description of Ultranet Telecom Group (Ultranet)

Ultranet Telecom Group (Ultranet) is a fast-growing telecommunications and technology company headquartered in **Ghana**, with operations spanning multiple continents. The company provides integrated telecom, connectivity, and technology solutions, serving both corporate and carrier clients across **Africa, Asia, Europe, and North America**. With a clear vision to become a leading **pan-African telecom and digital infrastructure provider**, Ultranet combines technical expertise, regional presence, and global partnerships to deliver reliable communication services in some of the fastest-growing markets in the world.

Headquarters and Operations

Ultranet is headquartered in Ghana, where it houses its administrative, finance, technical, and marketing teams. The company employs **over 40 staff members** across **eight (8) countries**, including Ghana, Nigeria, Ivory Coast, Mali, Burkina Faso, Senegal, Pakistan, the United Kingdom, Ukraine, and the United States of America.

Geographical Presence in Africa

Ultranet operates in **-six (6) key African markets**: Ghana, Nigeria, Mali, Burkina Faso, Senegal, and Ivory Coast. Ghana serves as the central hub for management and technical operations.

Technical Infrastructure and Telecom Licenses

Ultranet maintains **network equipment in four (4) African countries —** Ghana, Nigeria, Mali, and Burkina Faso — supported primarily by its engineering team in Ghana. The company also has local technical resources in Nigeria (to meet licensing requirements) and Mali, with

engineers traveling quarterly to maintain and oversee infrastructure. The company has active telecom licenses in Ghana and Nigeria.

Commercial and Sales Operations

Ultranet's **Chief Commercial Officer (CCO)**, leads the commercial strategy. The sales team operates in **six <u>(6) countries:</u>** USA, UK, Ukraine, Ivory Coast, Senegal, and Mali, targeting both voice and SMS business lines.

SMS International Gateway Exclusivity Agreements

Ultranet holds **exclusive agreements to operate as the international SMS gateway** for major mobile network operators in multiple African markets. These exclusivity agreements constitute a core strategic asset of the Ultranet Global Business and include, without limitation, the following operators:

1. **AT Ghana**
2. **Orange Mali**
3. **Orange Burkina Faso**
4. **Orange Guinea Conakry**
5. **Sonatel Senegal**
6. **Orange Guinea Bissau**

These exclusivity agreements provide Ultranet with **sole international SMS routing rights** for the respective operators and markets, reinforcing the company's strong competitive positioning, recurring revenue profile, and strategic importance within the African telecommunications ecosystem.

Overall Structure and Vision

Ultranet operates as a **multi-country telecom and technology provider** with a strong base in West Africa, growing international technical capabilities, and an agile, globally connected commercial structure**.** The company's leadership emphasizes **regional integration, operational efficiency, and expansion into high-growth African markets**, positioning Ultranet as an emerging force in Africa's digital transformation**.**

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2. Description of IQSTEL Inc.

IQSTEL Inc. (NASDAQ: IQST) is a **Global Connectivity, AI, and Digital Corporation** delivering advanced solutions in Telecom, Fintech, AI-powered platforms, and Cybersecurity.

Operating in **21 countries** with a team of **100+ professionals**, IQSTEL serves over **600 global telecom operators**. The company forecasts **$340 million in revenue for FY-2025** and is on track toward becoming a **$1 billion technology-driven enterprise by 2027**.

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3. Purpose and Dates of the Agreement

This **Binding Memorandum of Understanding ("MOU")** defines the mutual understanding and binding agreement between the Parties regarding the proposed acquisition by **IQSTEL Inc.** of **51% of the Ultranet Telecom Group**, including the business operations, assets, rights, contractual arrangements, and corporate structure described herein.

The purpose of this MOU is to establish the principal commercial, legal, and structural terms of the contemplated transaction, while providing the framework for the preparation, negotiation, and execution of the definitive transaction documentation.

The Parties agree to proceed promptly and in good faith with the completion of due diligence, legal structuring, and negotiation of the **Definitive Purchase Agreement** and all ancillary transaction documents necessary to consummate the acquisition.

IQSTEL and its legal counsel shall use commercially reasonable best efforts to deliver an initial draft of the Definitive Purchase Agreement and related transaction documentation within **sixty (60) days** following the execution of this MOU.

While maintaining the overall commercial intent, economic substance, and transaction structure set forth in this MOU, the Parties, together with their respective legal, accounting, and tax advisors, shall cooperate in good faith to structure the contemplated transaction in a manner that is commercially efficient and tax-advantageous to the Parties, to the extent permitted under applicable law, including with respect to:

- purchase price consideration;
- equity ownership and retained interests;
- transaction mechanics;
- post-closing operational continuity; and
- the long-term business development of the Ultranet Telecom Group.

The Parties acknowledge that time is of the essence and agree to use best efforts to finalize and execute the Definitive Purchase Agreement as soon as reasonably practicable, with the shared objective of completing the acquisition transaction during **Third Quarter 2026**, subject to satisfactory completion of due diligence, final documentation, and all required approvals.

For purposes of this MOU, the **Effective Date** shall be the date on which this MOU is fully executed by all Parties.

Ultranet – IQSTEL Partnership Objective

This partnership is intended to accelerate, strengthen, and scale the continued growth of the **Ultranet Telecom Group's African business plan** through the financial strength, operational expertise, strategic infrastructure, and global commercial platform of **IQSTEL**.

Together, the Parties intend to transform Ultranet from its current estimated financial performance of approximately **$130 million in revenue and $4.5 million in net profit for fiscal year 2025** (as reflected in the financial statements attached in the Annex), into a significantly larger and more profitable telecommunications platform, consistent with the ambitious financial objectives outlined in this MOU.

The strategic combination is expected to enhance Ultranet's access to capital, improve operational efficiency, strengthen governance, expand international interconnection capabilities, and accelerate commercial growth across existing African markets while supporting expansion into new regions, including the Middle East and Asia.

By leveraging IQSTEL's global operating platform, financial resources, technology capabilities, and international telecom relationships, the Parties believe this partnership can materially accelerate revenue growth, EBITDA expansion, and long-term enterprise value creation for all stakeholders.

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4. Non-Compete / Corporate Opportunities (Africa Scope)

The parties agree that, within the **African continent**, neither IQSTEL nor the Sellers shall directly or indirectly engage in any business that competes with Ultranet's operations following the execution of the Purchase Agreement.

Each party grants the other a **first right of refusal** before entering any new business within Africa that overlaps with IQSTEL or Ultranet's operational scope, which means that any business opportunities relating to the development, operation, commercialization, or expansion of the IQSTEL or Ultranet business in the African continent constitute a corporate opportunity of the Company and no Party, nor any of its respective affiliates, shall directly or indirectly pursue any such business, investment, or commercial opportunity without first offering such opportunity to the Company and allowing the Company a reasonable opportunity to elect to pursue such opportunity.

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5. Proposed Payment Structure

Total Consideration: US $17,600,000 for the acquisition of **51% of Ultranet Telecom Group**.

5.1. Initial Payments

At Purchase agreement Execution

- **US $3,000,000** described in **Section 9**.

Post-Closing Early Payments

- **US $2,000,000** within **45 days** after the Effective Date.
- **US $2,000,000** within **90 days** after the Effective Date.

5.2. Deferred Payment at 12 Months

12 months post-Effective Date: US $5,300,000, contingent upon achieving **US $4,500,000 in Net Income** for the first 12 months, based on audited financial statements. "**Net Income**" shall be defined and calculated in accordance with US GAAP using the accounting principles, practices, classifications, and methodologies historically used by the Company in preparing the Audited Financial Statements (the "**Accounting Principles**"), consistently applied and without giving effect to any changes in accounting policies or practices.

Conditions:

- **If Net Income < 70% of US $4,500,000**

→ The payment is **forfeited** (missed).

- **If Net Income is between 70% and 100% of US $4,500,000**

→ The **US $5,300,000** payment will be **reduced proportionally**. For illustration, if 12 month Net Income is between 70% and 100% of US $4,500,000, the final payout shall be determined on a straight-line proportional basis between the 70% threshold and full achievement, up to a maximum total earnout consideration of US $5,300,000.

- **If Net Income exceeds US $4,500,000**

→ The full **US $5,300,000** is paid.

5.3. Deferred Payment at 24 Months (Final Payment)

24 months post-Effective Date: US $5,300,000, contingent upon achieving:

- **US $5,000,000 Net Income** in Year 2, and
- **US $9,500,000 cumulative Net Income** over the first two years combined, based on audited financials.

Conditions:

- **If cumulative 2-year Net Income < 70% of US $9,500,000**

→ This payment is forfeited, and IQSTEL will retain 51% ownership, with no further payments owed to the Sellers.

- **If cumulative 2-year Net Income is between 70% and 100% of US $9,500,000, the final payout shall be determined on a straight-line proportional basis between the 70% threshold and full achievement, up to a maximum total earnout consideration of US $10,600,000, less any amount already paid at the 12-month milestone.**

  Examples:

  - **Example 1:** If cumulative 2-year Net Income equals **US $7,600,000** (approximately 80% of the target), the Seller would be entitled to approximately **33.3% of the maximum earnout consideration**, resulting in a gross payout of approximately **US $3,533,333**, less any 12-month payment already made.
  - **Example 2:** If cumulative 2-year Net Income equals **US $9,025,000** (approximately 95% of the target), the Seller would be entitled to approximately **83.3% of the maximum earnout consideration**, resulting in a gross payout of approximately **US $8,833,333**, less any 12-month payment already made.
  - **Example 3:** If cumulative 2-year Net Income equals **US $9,500,000** (100% of the target), the Seller would be entitled to the full **US $10,600,000**, less any 12-month payment already made.

- **If cumulative 2-year Net Income exceeds US $9,500,000**

→ The full **$10,600,000 minus the 12-month payment (if any)** shall be paid.

5.4. Performance Bonus

If the cumulative Net Income over the first two years exceeds **US $9,500,000**, the Sellers shall be entitled to an additional **Performance Bonus** calculated as follows:

Performance Bonus = (Cumulative Net Income in 2 years – US $9,500,000) ÷ 5

This bonus is in addition to any other contingent payments described in this Agreement.

All contingent payments, including the Performance Bonus, shall be determined solely based on **US GAAP audited financial results** prepared by an independent auditor mutually acceptable to IQSTEL and the Sellers, and in accordance with the Accounting Principles, consistently applied and without giving effect to any changes in accounting policies or practices.

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6. Closing Conditions:

a) Meet all the pre-closing conditions set forth in the Purchase Agreement.

b) **All due diligence documents are provided and validated** to IQSTEL's reasonable satisfaction. Any due diligence documents reasonably requested by Sellers from IQSTEL are provided and validated to Sellers' reasonable satisfaction.

c) Ultranet shall provide **interim financial statements dated no more than thirty (30) days prior to the closing date**, in form and substance reasonably acceptable to IQSTEL.

d) **A full Foreign Corrupt Practices Act (FCPA) compliance audit** shall be completed in accordance with all applicable U.S. laws and regulations.

e) **Confirmation of the transaction valuation** by a third-party independent valuation firm.

f) **Ongoing operational performance** of Ultranet must be maintained at current business standards through the closing process.

g) **Execution of required agreements**, including:

- Employment Agreements with key personnel (including Sellers) on terms mutually acceptable to IQSTEL and each of such key personnel, and
- Transition Services Agreements reasonably required by IQSTEL.

h) **Approval of the Purchase Agreement and all closing conditions** by the IQSTEL Board of Directors.

IQSTEL will review all audits, compliance findings, and supporting documents as part of its due diligence and as mandatory prerequisites for closing.

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7. Working Capital Adjustment

At Closing, Ultranet shall deliver a minimum level of **Normalized Working Capital** sufficient to support the ongoing operations of the Ultranet Telecom Group in the ordinary course of business**.** For purposes of this Agreement, "Normalized Working Capital" shall be calculated in accordance with the Accounting Principles and based on the audited financial statements of Ultranet Telecom Group for the fiscal year ended **31 December 2025**.

7.1 Definition of Normalized Working Capital

Normalized Working Capital shall be defined as:
Normalized Working Capital = Operating Current Assets – Operating Current Liabilities

Where:
Operating Current Assets include only: • Trade and other receivables • Due from related parties

Operating Current Assets expressly exclude: • Cash and cash equivalents • Directors' current accounts • Prepaid items not related to recurring operations • Any non-operating or extraordinary items

Operating Current Liabilities include only: • Trade and other payables • Taxation (current tax liabilities)

Operating Current Liabilities expressly exclude: • Lease liabilities • Debt or financing obligations • Directors' current accounts • Any non-operating or extraordinary items

7.2 FY-2025 Audited Baseline

Based on the audited FY-2025 financial statements (Annex A), the following amounts were reported:
Operating Current Assets: • Trade and other receivables: US $10,214,251 • Due from related parties: US $920,736 Total Operating Current Assets = US $11,134,987

Operating Current Liabilities: • Trade and other payables: US $7,557,119 • Taxation: US $228,090 Total Operating Current Liabilities = US $7,785,209

Accordingly, the audited FY-2025 Normalized Working Capital is:

US $11,134,987 – US $7,785,209 = US $3,349,778

7.3 Minimum Working Capital Requirement at Closing

Ultranet shall deliver **no less than US $3,350,000** of Normalized Working Capital at Closing.

7.4 Closing Adjustment Mechanism

If the Normalized Working Capital delivered at Closing is **below US $3,350,000** the cash consideration payable at Closing shall be **reduced dollar-for-dollar** for the shortfall. If the Normalized Working Capital delivered at Closing is **above US $3,350,000** the cash consideration payable at Closing shall be **increased dollar-for-dollar** for the excess.

7.5 Post-Closing True-Up

A post-closing working capital true-up shall be performed as of the Closing Date, using the same definitions and Accounting Principles, within one hundred and twenty (120) days after Closing. Any resulting adjustment as described in clause 7.4 above shall be applied against the post-closing payment due sixty (60) days after Closing pursuant to Section 5.1; provided, however, that if such post-closing payment has already been made, then the amount of such adjustment shall be paid directly by IQSTEL to the Sellers or by the Sellers to IQSTEL, as applicable. The post-closing working capital true-up shall be subject to a customary review and dispute-resolution mechanism to be mutually agreed in the Definitive Purchase Agreement.

7.6 Materiality Collar
To avoid immaterial adjustments, a collar of US $50,000 in either direction around the Normalized Working Capital shall apply in determining the final post-closing working capital adjustment. No working capital adjustment shall be payable unless the final working capital calculation is greater than or less than the Normalized Working Capital by more than US $50,000. The post-closing working capital true-up shall reconcile any adjustment made at Closing based on the estimated working capital calculation against the adjustment, if any, finally determined after Closing.

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8. Confidentiality and Disclosure

This MOU and its contents are confidential. Disclosure requires written consent from both parties.

However, as IQSTEL is a **publicly traded company**, this MOU shall be disclosed through an **SEC Form 8-K filing and a press release within 4 business days of execution.**

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9. Binding Nature and Termination Clause

This **Memorandum of Understanding ("MOU")** is intended to be a binding agreement between the Parties with respect to the obligations expressly set forth herein, including exclusivity, confidentiality, cooperation, transaction structure, and the obligation to proceed in good faith toward negotiation and execution of definitive documentation for the contemplated transaction.

The Parties acknowledge that this MOU reflects a serious commercial commitment to pursue the transaction described herein on the terms set forth herein, subject only to satisfactory completion of due diligence, negotiation of definitive documentation mutually acceptable to the Parties and consistent in all material respects with this MOU, required corporate approvals, and absence of material adverse findings.
Accordingly:

- If **IQSTEL** fails or refuses to proceed with the contemplated transaction **without valid cause**, seeks to materially change the economic terms or transaction structure set forth in this MOU, fails to negotiate definitive documentation in good faith and consistent in all material respects with this MOU, or otherwise materially breaches its obligations under this MOU, **IQSTEL** shall pay the Sellers a termination fee of **US $500,000**, payable within five (5) business days following written notice from the Sellers describing the applicable breach or failure; provided, that if such breach or

failure is reasonably capable of cure, **IQSTEL** shall have five (5) business days after receipt of such notice to cure before the termination fee becomes payable.

- If the **Sellers and/or Ultranet** fail or refuse to proceed with the contemplated transaction **without valid cause**, or otherwise materially breach this MOU, the Sellers shall pay **IQSTEL** a termination fee of **US $500,000**, payable within five (5) business days following written notice from IQSTEL describing the applicable breach or failure; provided, that if such breach or failure is reasonably capable of cure, the Sellers shall have five (5) business days after receipt of such notice to cure before the termination fee becomes payable. For the avoidance of doubt, the Sellers' refusal to accept terms in definitive documentation that are inconsistent with, materially expand upon, or are not expressly contemplated by this MOU shall not constitute a breach of this MOU, a failure to negotiate in good faith, or a failure or refusal to proceed without valid cause.

For purposes of this Section, **"valid cause"** means only the occurrence of one or more of the following:

- material adverse findings during due diligence;
- fraud, misrepresentation, or omission of material information by the other Party;
- material breach of this MOU by the other Party;
- inability to obtain required corporate, legal, regulatory, or third-party approvals;
- material deterioration of the business prior to closing;
- failure of the Parties to agree upon definitive documentation consistent with this MOU; or
- any circumstance not caused by the terminating Party and not reasonably within such Party's control that would make completion of the transaction commercially unreasonable.

The Parties acknowledge that the termination fee set forth herein represents a reasonable estimate of the damages, transaction costs, opportunity costs, management distraction, and lost commercial opportunity likely to result from an unjustified withdrawal from the transaction, and is intended as liquidated damages and not as a penalty. Except for breaches of exclusivity, confidentiality, misuse of confidential information, fraud, willful misconduct, or claims for equitable relief, payment of the applicable termination fee shall be the sole and exclusive monetary remedy for a Party's failure or refusal to proceed with the contemplated transaction without valid cause.

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10. Indemnification

The Sellers shall severally and not jointly indemnify IQSTEL in accordance with their pre-closing pro rata ownership percentage for any breaches of representations, warranties, or covenants in the Definitive Purchase Agreement, subject to a cap of $4,000,000 and a true deductible of $250,000; provided, however, that in no event shall Sellers be responsible for any losses (other than fraud) in excess of cash proceeds actually received by Sellers. Survival periods: fundamental reps (ownership, authority) – 5 years; others – 18 months. IQSTEL shall indemnify Sellers for breaches of its reps and covenants on reciprocal terms.

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11. Payment Default; Equity Clawback.

If IQSTEL fails to timely make any payment required under this MOU or the Definitive Purchase Agreement when due, including any initial payment, post-closing payment, deferred payment, contingent payment, earnout payment, performance bonus or other amount that has become due and payable to the Sellers, and such failure continues for thirty (30) business days following written notice from the Sellers, then IQSTEL shall be in default under this MOU and the Definitive Purchase Agreement.

Upon the occurrence of any uncured payment default, in addition to any other rights or remedies available to the Sellers, the Sellers shall have the right to claw back from IQSTEL a portion of the equity interests in Ultranet Telecom Group acquired by IQSTEL equal to the percentage obtained by dividing the unpaid amount by the total consideration payable by IQSTEL under this MOU and the Definitive Purchase Agreement. Any such clawed-back equity interests shall be transferred to the Sellers, for no additional consideration, free and clear of all liens, claims, pledges, security interests, voting agreements, transfer restrictions or other encumbrances created by or through IQSTEL.

During the pendency of any uncured payment default, IQSTEL's voting, consent, distribution, management and information rights with respect to the portion of its equity interests subject to clawback shall be suspended. IQSTEL shall execute and deliver all instruments, assignments and other documents reasonably requested by the Sellers to effectuate the clawback described in this Section. If IQSTEL fails to execute such documents within five (5) business days following request, IQSTEL hereby irrevocably appoints the Sellers, and each of them, as its attorney-in-fact solely for the purpose of executing and delivering such documents on IQSTEL's behalf.

The remedies set forth in this Section are intended to protect the Sellers against IQSTEL retaining the benefit of ownership without paying the consideration required for such ownership. The rights and remedies set forth in this Section shall survive closing and shall be included in the Definitive Purchase Agreement.

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12. Governance and Management Post-Closing

Post-closing, IQSTEL shall have the right to appoint a majority of the board of directors of Ultranet and its subsidiaries and related companies (one member more than the Sellers, proportionate to its 51% ownership). Day-to-day operations shall remain under the current management team led by the Sellers, subject to IQSTEL's strategic oversight and approval of annual budgets, material contracts over $500,000 per year, and any capital expenditures exceeding $250,000. The Sellers shall enter into employment agreements with Ultranet for a minimum term of 3 years post-closing, including customary non-compete, non-solicit, and confidentiality provisions. The operating agreement or stockholders' agreement of the Ultranet Business Entity following closing shall contain customary minority protections for the Sellers, including consent rights over major actions (for as long as Sellers own a portion of Ultranet Business Entity), tax

distributions, tag-along rights, information / inspection rights, pre-emptive rights (providing for Sellers' right to purchase a pro-rata portion of any newly issued shares / equity for purposes of anti-dilution), price protection / anti-dilution rights and required ordinary course distributions (using commercially reasonable efforts).

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13. Representations and Acknowledgments

Each party affirms full legal authority to enter this MOU.

- **Raymond Oppong-Dapaah** and **Mohsin Ali** confirm lawful ownership and authorization to sell the stated shares.
- **IQSTEL Inc.** confirms corporate authority to engage and execute the transaction.

Both parties acknowledge having the opportunity to seek independent legal and financial counsel prior to signing.

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14. Governing Law and Dispute Resolution

This MOU shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles. Any dispute arising out of or relating to this MOU shall be brought exclusively in the state or federal courts located in the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction and venue of such courts, with the prevailing party entitled to recover reasonable attorneys' fees

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15. Miscellaneous

This MOU may be executed in counterparts and via electronic signature. It constitutes the entire understanding between the parties and supersedes all prior discussions including the Prior LOI. Amendments must be in writing signed by all parties.

[Signature Page Follows.]

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Signed and Agreed:

For IQSTEL Inc. (NASDAQ: IQST)

Leandro Jose Iglesias
President & CEO
Date: ______________

For Ultranet Telecom Group

Raymond Oppong-Dapaah
Seller and Shareholder
Date: ______________

Mohsin Ali
Seller and Shareholder
Date: ______________

- **Annex A:** Audited Financial Statements of Ultranet Telecom Group
- **Annex B:** Incorporation Documents of HoldCo and OpCo (UAE)

Mohsin Ali (Jun 3, 2026 22:44:13 GMT+5)

[Signature Page to Memorandum of Understanding]

ULTRANET TELECOM GROUP

FINANCIAL STATEMENTS
31 December 2025

FINANCIAL STATEMENTS
31 December 2025

TABLE OF CONTENT	**PAGE REFERENCE**

GENERAL INFORMATION

DIRECTORS	Raymond Oppong Dapaah Nana Obiri Yeboah Lewis
COMPANY SECRETARY	Raymond Oppong Dapaah
REGISTERED OFFICE	H/N 1033/12 Fertilizer Road Teshie Greda Estates P. O Box TN 215 Accra Ghana GZ-050-6450
AUDITORS	Kest & Associates Chartered Accountants P.O. Box WJ 924 Weija Accra
BANKERS	CAL Bank Ghana PLC Stanbic Bank Ghana Limited Standard Bank

REPORT OF THE DIRECTORS
TO THE MEMBERS OF
ULTRANET TELECOM GROUP

The Directors have the pleasure in presenting to you their report together with the financial statements of Ultranet Telecom Group for the year ended 31 December 2025.

Statement of directors' responsibility

The Directors are responsible for the preparation of the financial statements for each financial year, for the Company. In preparing the financial statements, the Directors have selected suitable accounting policies, applied them consistently, made judgements and estimates that are reasonable and prudent and have followed the accounting principles generally accepted in the United States of America (USGAAP).

The Directors are responsible for ensuring that the Company keeps proper accounting records that disclose with reasonable accuracy at any time the financial position, the financial performance and cash flows of the Company. The Directors are also responsible for safeguarding the assets of the Company and taking reasonable steps for the prevention and detection of fraud.

Principal activities

The company was incorporated in Ghana on 11 March 2015 as a Limited Liability Company under the Companies Act 2019, (Act 992). The Company is authorized to carry on business of providing local and International Telecommunication services.

Results of operations

The results of the year are set out in the attached financial statements.

Corporate social responsibility

The company did not engage in any corporate social responsibility (CSR) in the year ended 31 December 2025.

Directors' capacity building

The Company did not organise any training activities for its directors during the year ended 31 December 2025.

Particulars of entries in the interest register

During the year ended 31 December 2025, no contract was entered into by the Company in which a director of the Company had an interest.

Dividend

During the year ended 31 December 2025 a dividend amounting to US$13,613,791, was proposed by the shareholders. (2024; US$1,750,000)

Auditors

The auditors, Kest & Associates, Chartered Accountants, have express willingness to continue in office in accordance with Section 139 (5) of the Companies Act, 2019 (Act 992).

The amount of audit fee payable for the financial year is US$ 25,000.

Approval of financial statements

The financial statements of Ultranet Telecom Group were approved by the Board of Directors and signed on their behalf by:

Director	**Director**
Date: 21/04/2026	Date: 21/04/2026

KEST & ASSOCIATES

Chartered Accountants & Tax Consultants

P. O. Box WJ 924
Weija
Accra, Ghana

House No.13
Solo Avenue
West Hills, Accra

Email:info@kestandassociatesgh.com

Independent Auditor's Report
To the Board of Directors and Shareholders of
Ultranet Telecom Group

Opinion

We have audited the accompanying combined financial statements of Ultranet Telecom Group (the "Group"), which comprise the combined balance sheet as at 31 December 2025, and the related combined statements of income, changes in shareholders' equity, and cash flows for the year then ended, and the related notes to the combined financial statements.

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Ultranet Telecom Group as at 31 December 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report.
We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with US GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, management is responsible for assessing the Group's ability to continue as a going concern, disclosing, as applicable, matters related to going concern, and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We conclude that the audit evidence obtained provides a sufficient and appropriate basis for our audit opinion.

KEST & ASSOCIATES
(CHARTERED ACCOUNTANTS)
P. O. BOX WJ 924, WEIJA - ACCRA
Kest & Associates
....
MANAGING PARTNER

KEST & ASSOCIATES
Chartered Accountants (ICAG/F/2026/301)
Accra, Ghana

Date: 23/04/2026

COMBINED INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2025

	Notes	2025 US$	2024 US$
Revenue	4	130,871,531	100,850,819
Operating expenses	5	(124,386,288)	(93,808,830)
Gross profit		6,485,243	7,041,989
Other income	6	732,633	24,272
General and administrative expenses	8	(2,453,060)	(1,891,462)
Profit before Interest and tax		4,764,816	5,174,799
Finance cost	7	(16,237)	-
Profit before tax		4,748,579	5,174,799
Income tax expense	17c	(156,326)	(182,042)
Profit for the year		4,592,253	4,992,757
Other comprehensive income		-	-
Total comprehensive income for the year		4,592,253	4,992,757

Notes 1 to 21 form an integral part of these financial statements.

COMBINED BALANCE SHEET
AS AT 31 DECEMBER 2025

	Notes	2025 US$	2024 US$
Assets			
Current assets			
Cash and bank balance	9	3,643,397	3,551,838
Trade and other accounts receivable	10	10,214,251	6,873,258
Due from related parties	11	920,736	430,450
Directors current account	12	5,785,357	2,341,444
Total current assets		20,563,741	13,196,990
Non-current assets			
Property, plant and equipment	13	486,400	153,258
Intangible	14	447,263	593,663
Right of use asset	15a	23,586	-
		957,249	746,921
Total assets		21,520,990	13,943,911
Equity and liabilities			
Current Liabilities			
Trade and other accounts payable	16	7,557,119	2,894,742
Taxation	17b	228,090	183,291
		7,785,209	3,078,033
Non-current liabilities			
Lease Liability	15b	27,650	-
Total Liabilities		7,812,859	3,078,033
Equity			
Paid up capital	18	94,340	94,340
Retained earnings		13,613,791	10,771,538
Total equity		13,708,131	10,865,878
Total equity and liabilities		21,520,990	13,943,911

The financial statements were approved by the Board of Directors and signed on its behalf by:

21/04/2026

21/04/2026

Notes 1 to 21 form an integral part of these financial statements.

COMBINED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2025

	Stated capital US$	Retained earnings US$	Total US$
As at 1 January 2025	**94,340**	**10,771,538**	**10,865,878**
Profit for the year	**-**	**4,592,253**	**4,592,253**
Dividend	**-**	**(1,750,000)**	**(1,750,000)**
As at 31 December 2025	**94,340**	**13,613,791**	**13,708,131**

	Stated capital US$	Retained earnings US$	Total US$
As at 1 January 2024	94,340	5,778,781	5,873,121
Profit for the year	-	4,992,757	4,992,757
As at 31 December 2024	94,340	10,771,538	10,865,878

Notes 1 to 21 form an integral part of these financial statements.

COMBINED STATEMENT OF CASHFLOWS
FOR THE YEAR ENDED 31 DECEMBER 2025

	Note	**2025** **US$**	2024 US$
Profit before taxation		**4,748,579**	5,174,799
Adjustments to reconcile profit before tax to net cash flows:			
Depreciation	**13**	**114,803**	61,786
Amortisation	**14**	**146,400**	134,337
Depreciation of right-of-use assets	**15a**	**23,586**	-
Gain on disposal		**(8,484)**	-
Net foreign exchange difference	**6**	**(600,381)**	-
Lease interest ROU	**15a**	**16,237**	-
Operating profit before working capital changes		**4,440,740**	5,370,922
(Increase)/ decrease in accounts receivable	**10**	**(3,225,497)**	(4,837,306)
Increase/ (decrease) in accounts payable	**15**	**4,905,515**	1,292,750
(Increase)/ decrease in related parties	**11**	**(490,286)**	1,585,667
(Decrease)/ increase in director's account	**12**	**(3,443,913)**	(1,535,465)
Net cash generated from operating activities		**2,186,560**	1,876,568
Interest paid		**-**	-
Tax paid		**(111,526)**	(72,144)
Net cash generated from operating activities		**2,075,034**	1,804,424
Investing activities			
Purchase of property, plant and equipment	**13a**	**(480,391)**	(99,844)
Proceeds on disposal of asset		**40,931**	-
Purchase of Intangible	**14a**	**(200,000)**	(512,000)
Net cash used in investing activities		**(639,460)**	(611,844)
Financing activities			
Lease payments	**15b**	**(35,760)**	-
Dividend paid		**(1,750,000)**	-
Net cash (used) in financing activities		**(1,785,760)**	-
(Decrease)/ increase in cash and cash equivalents		**(350,186)**	1,192,580
Net foreign exchange difference		**441,745**	-
Cash and cash equivalents as at 1 January		**3,551,838**	2,359,258
Cash and cash equivalents as at 31 December		**3,643,397**	3,551,838

Notes 1 to 21 form an integral part of these financial statements.

1. Corporate Information

Ultranet Telecom Group Liability Company registered and incorporated in Ghana on 11 March 2015 under the Companies Act, 2019 (Act 992). The company is domiciled in Ghana with its registered office at No 9 Kokomlemle. Comcan Crescent. P. O. Box AN 5676, Accra.

The Company is authorized to carry on business of providing local and International Telecommunication services.

2 Significant accounting policies

Basis of preparation

2.1 Basis of Preparation

The financial statements of Ultranet Telecom Group have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The financial statements have been prepared on the historical cost basis, except where US GAAP requires measurement at fair value.

The financial statements are presented in United States Dollars (US$), which is also the Company's functional currency.
Management has evaluated the Group's ability to continue as a going concern and is satisfied that the Group has adequate resources to continue operations for at least twelve months from the reporting date. Accordingly, the financial statements have been prepared on a going concern basis.

2.2 Use of Estimates and Judgements

The preparation of financial statements in conformity with US GAAP requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, income, expenses, and related disclosures.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.
Areas involving significant judgement include:

Revenue recognition and principal versus agent assessments
Allowance for doubtful accounts
Useful lives and residual values of property and equipment
Lease term determination and discount rates
Income tax provisions

Actual results may differ from these estimates.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
31 DECEMBER 2025

2. Significant accounting policies (continued)

2.6 Intangible Assets (ASC 350 – Intangibles)

Intangible assets comprise software, which is recorded at cost less accumulated amortisation and impairment losses.
Amortisation is charged on a straight-line basis over the estimated useful life of five (5) years.
Intangible assets are reviewed for impairment whenever indicators of impairment exist.

2.7 Leases (ASC 842 – Leases)

The Group recognises right-of-use (ROU) assets and corresponding lease liabilities at the commencement date of a lease.
Lease liabilities are measured at the present value of lease payments not yet paid, discounted using the incremental borrowing rate.

ROU assets are measured at cost, comprising:

- The amount of the initial lease liability
- Any lease payments made at or before commencement date
- Initial direct costs

ROU assets are depreciated over the shorter of the lease term or the useful life of the asset.
Interest on lease liabilities is recognised as finance cost.

2.8 Financial Instruments (ASC 825, ASC 310, ASC 405)

(a) Financial Assets
Financial assets consist primarily of:

- Cash and cash equivalents
- Trade and other receivables
- Related party balances

Trade receivables are recorded at amortised cost, net of an allowance for expected credit losses.

(b) Expected Credit Losses (ASC 326)

The Group recognises an allowance for expected credit losses based on historical experience, customer creditworthiness, and forward-looking information.

2.9 Cash and Cash Equivalents (ASC 230)

Cash and cash equivalents comprise cash on hand and bank balances with original maturities of three months or less and that are readily convertible to known amounts of cash.

2.10 Income Taxes (ASC 740 – Income Taxes)

Income tax expense comprises current and deferred tax.

Deferred tax assets and liabilities are recognised for temporary differences between the financial reporting and tax bases of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.

Deferred tax assets are recognised only to the extent that it is more likely than not that they will be realised.

2. Significant accounting policies (continued)

2.11 Provisions and Contingencies (ASC 450)

Provisions are recognised when the Group has a present obligation arising from past events, it is probable that an outflow of economic resources will be required, and the amount can be reliably estimated.
Contingent liabilities are disclosed unless the possibility of an outflow of resources is remote.

2.12 Related Parties (ASC 850)

Related party transactions are disclosed in accordance with ASC 850, including the nature of the relationship, transaction amounts, outstanding balances, and terms and conditions.

2.13 Dividends

Dividends are recognised as a liability in the period in which they are declared and approved by the shareholders.

3. Standards issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the company's financial statements were assessed and will be reassessed in the future. Based on the current assessment they will have no potential impact. The company intends to adopt those standards when they become effective

4. Revenue

	2025 US$	2024 US$
Voice traffic	**113,635,744**	87,187,082
SMS traffic	**17,235,787**	13,663,737
	130,871,531	100,850,819

5. Operating expenses

	2025 US$	2024 US$
Call traffic cost	**109,599,130**	83,634,654
Digitalk maintenance	**176,359**	78,599
ICH & MNO charges	**117,209**	310,996
NCA surcharges	**72,071**	187,433
SMS traffic cost	**11,723,124**	9,597,148
Other operating cost	**2,698,395**	-
	124,386,288	93,808,830

6. Other income

	2025 US$	2024 US$
Credit interest	**895**	272
Exchange gain	**107,718**	-
Unrealized gain	**600,381**	-
Commission fees	**15,155**	-
Gain on disposal	**8,484**	-
Loan interest	**-**	24,000
	732,633	24,272

7. Finance cost

	2025 US$	2024 US$
Interest on right of use (note 15b)	**16,237**	-

8. General and administrative expenses

	2025 US$	2024 US$
Employee benefits (Note 8(a))	**1,265,466**	1,078,497
Bank charges	**58,670**	64,344
Accommodation	**36,154**	24,356
Cleaning	**2,416**	1,688
Conference	**114,036**	56,055
Donation	**2,612**	169
Fuel and transportation	**13,974**	3,029
Insurance expense	**18,097**	3,231
Internet	**17,038**	9,561
IT support	**80,224**	-
License fees	**10,718**	5,884
Subscription	**3,707**	26,089
Maintenance	**-**	1,194
Marketing	**780**	4,207
Operating license	**3,423**	22,291
Other expenses	**10,442**	25,301
Printing and stationery	**2,986**	1,470
Professional fees	**31,776**	3,558
Audit fees	**25,000**	25,000
Registration & licensing	**-**	2,163
Rent expenses	**-**	13,430
Honorarium	**-**	8
Repairs & maintenance	**10,019**	7,587
Travelling expenses	**249,202**	202,630
Utilities	**4,598**	6,424
Depreciation	**114,802**	61,786
Depreciation ROU	**23,586**	-
Amortization	**146,400**	134,337
Exchange loss	**-**	98,690
Low value assets	**1,899**	412
Business development	**-**	3,068
Clearing charges	**4,453**	-
Consultancy	**17,689**	-
Technical unit overheads	**164,957**	-
Management fees expense	**17,475**	-
Penalty	**463**	2,834
	2,453,060	1,891,462

8a. Employee benefits

	2025	2024
	US$	US$
Salary	**129,491**	391,410
Management compensation	**422,725**	-
Medical expenses	**31,639**	5,506
Bonus	**31,564**	12,610
Welfare	**15,173**	9,540
Employer SSF	**15,800**	9,725
Provident fund contribution	**6,699**	4,009
Other staff cost	**28,785**	55,547
Contract staff	**244,749**	300,630
Allowances	**30,640**	11,609
Fuel Allowance	**110,740**	-
Training	**211**	-
Directors allowances	**1,657**	-
Technical unit salary	**195,593**	277,911
	1,265,466	1,078,497

9. Cash and bank balance

	2025	2024
	US$	US$
Bank balance	3,643,397	3,551,785
Cash on hand	-	53
	3,643,397	3,551,838

10. Trade and other accounts receivable

	2025	2024
	US$	US$
Trade receivables	9,148,137	5,991,660
Trade prepayment	956,974	668,445
Other receivables	25,386	9,483
Staff advance	6,698	14,981
Operating License	23,958	27,381
Other prepayments	50,000	157,819
Insurance Prepaid	3,098	3,489
	10,214,251	6,873,258

11. Due from related parties

	2025	2024
	US$	US$
Mfano Africa	14,270	-
Goldfern Project Management Services	906,466	-
	920,736	430,450

12. Directors current account

	2025	2024
	US$	US$
Director's drawings	5,785,357	2,341,443

13. Property, plant and equipment

The company recognizes an item of property, plant and equipment as an asset when it is probable that future economic benefits will flow to it and the amount meets materiality threshold set by the company.

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment in value. Depreciation is provided on the depreciable amount of each component on a straight-line basis over the anticipated useful life of the asset. The depreciable amount related to each asset is determined as the difference between the cost and the residual value of the asset. The residual value is the estimated amount, net of disposal costs that the company would currently obtain from the disposal of an asset in similar age and condition as expected at the end of the useful life of the asset. No depreciation is provided on land.

The current annual depreciation rates for each class of property, plant and equipment are as follows:

- Office & Operating equipment — Up to 5 years
- Motor vehicles — Up to 4 years
- Furniture & Fittings — Up to 5 years
- Software — Up to 5 years
- Plant and Machinery — Up to 5 years
- Leasehold land — Over the leasehold period

Costs associated with routine servicing and maintenance of assets are expensed as incurred. Subsequent expenditure is only capitalized if it is probable that future economic benefits associated with the item will flow to the company.

The carrying values of property and equipment are reviewed for indications of impairment annually, or when events or changes in circumstances indicate the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets or cash-generating units are written down to their recoverable amount. The recoverable amount of property and equipment is the greater of net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the item. Any gain or loss arising on derecognizing of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the statement of comprehensive income in the year the item is derecognized.

Residual values, useful lives and methods of depreciation for property and equipment are reviewed, and adjusted if appropriate, at each financial year end

13a. 2025

	Motor Vehicle US$	Office & Operating Equipment US$	Computers & Accessories US$	Furniture & Fittings US$	Total US$
Cost					
At 1 January 2025	260,200	23,783	59,085	9,772	352,840
Additions	366,327	16,708	63,954	33,401	480,390
Disposal	(44,700)	-	(1,555)	-	(46,255)
As of 31 December 2025	**581,827**	**40,491**	**121,484**	**43,173**	**786,975**
Accumulated depreciation					
As of 1 January 2024	154,353	12,564	27,301	5,363	199,581
Charge for the year	88,290	4,882	16,114	5,516	114,802
Disposal	(13,036)	-	(772)	-	(13,808)
As of 31 December 2025	**229,607**	**17,446**	**42,643**	**10,879**	**300,575**
Net Book Value					
As of 31 December 2025	**352,220**	**23,045**	**78,841**	**32,294**	**486,400**

13b. 2024

	Motor Vehicle US$	Office & Operating Equipment US$	Computers & Accessories US$	Furniture & Fittings US$	Total US$
Cost					
At 1 January 2024	188,175	15,661	41,637	7,523	252,996
Additions	72,026	8,122	17,447	2,249	99,844
Disposal	-	-	-	-	-
As of 31 December 2024	**260,201**	**23,783**	**59,084**	**9,772**	**352,840**
Accumulated depreciation					
As of 1 January 2024	110,898	8,307	15,672	2,919	137,796
Charge for the year	43,456	4,257	11,629	2,444	61,786
Disposal	-	-	-	-	-
As of 31 December 2024	**154,354**	**12,564**	**27,301**	**5,363**	**199,582**
Net Book Value					
As of 31 December 2024	**105,847**	**11,219**	**31,783**	**4,409**	**153,258**

14a. Intangible

2025

	Software US$	Total US$
Cost		
At 1 January 2025	734,500	734,500
Additions	-	-
As of 31 December 2025	734,500	734,500
Accumulated depreciation		
As of 1 January 2024	140,837	140,837
Charge for the year	146,400	146,400
As of 31 December 2025	287,237	287,237
Net Book Value		
As of 31 December 2025	447,263	447,263

14b. Intangible

2024

	Software US$	Total US$
Cost		
At 1 January 2024	22,500	22,500
Additions	712,000	712,000
As of 31 December 2024	734,500	734,500
Accumulated depreciation		
As of 1 January 2024	6,500	6,500
Charge for the year	134,337	134,337
As of 31 December 2024	140,837	140,837
Net Book Value		
As of 31 December 2024	593,663	593,663

15a. Right of use asset

	2025 US$	2024 US$
Cost		
At 1 January 2025	-	-
Additions	47,173	-
As of 31 December 2025	47,173	-
Accumulated depreciation		
As of 1 January 2025	-	-
Charge for the year	23,586	-
As of 31 December 2025	23,586	-
As of 31 December 2025	23,586	-

15b. Lease Liability

	2025 US$	2024 US$
At 1 January 2025		
Additions	47,173	-
Finance Interest (note 7b)	16,237	-
Repayment	(35,760)	-
As of 31 December 2025	27,650	-

16. Trade and other accounts payable

	2025 US$	2024 US$
Trade Payables	7,471,933	2,797,272
Other Payables	2,061	25,147
Accrual	74,568	65,924
Payroll	8,557	6,399
	7,557,119	2,894,742

17. Corporate tax

17a. Income tax expense-

The major components of income tax expense for the years ended 31 December 2025 and 2024 are:

Statement of profit or loss

	2025	2024
	US$	US$
Current tax charged	**156,326**	182,042
Deferred taxes: Relating to origination and reversal of temporary differences	**-**	-
Income tax expense reported in the statement of profit or loss	**156,326**	182,042

17b. Corporation tax

Balance as at Year of assessment	**As at 1 January US$**	**Payments during the year US$**	**Charge/(credit) to statement of comprehensive income US$**	**Balance as at 31 December US$**
Up to 2023	73,392	-	-	73,392
2024	109,898	-	-	109,898
2025	-	(111,526)	156,326	4,4800
	183,290	(111,526)	156,326	228,090

18. Stated capital

	2025 Number issued	**2025 Amount**	2024 Number issued	2024 Amount
		US$		US$
Issued for cash consideration	**500,000**	**94,340**	500,000	94,340

There are no treasury shares and there are no unpaid liabilities on any share.

19. Financial risk management objectives and policies

The Company is exposed to various risks in relation to financial instruments. The main types of risks are market risk, credit risk and liquidity risk.

The Company's risk management is managed by focuses on actively securing the Company's short to medium-term cash flows by minimizing the exposure to volatile financial markets. Short-term financial investments are managed to generate lasting returns.The most significant financial risks to which the Company is exposed are described below.

Market risk analysis

The Company is exposed to market risk through its use of financial instruments and specifically to currency risk, and interest rate risk which result from both its operating and investing activities.

Foreign currency sensitivity

Most of the Company's transactions are carried out in US$ hence the functional and reporting currenty of the company. Exposures to currency exchange rates arise from revaluation of its cash book and receivables in foreign currencies.

Interest rate sensitivity

The Company's policy is to minimize interest rate cash flow risk exposures on long-term financing and investing activities. The company has no interest rate risk as its loans are held at fixed rates.

Credit risk analysis

Credit risk is the risk that counterparty fails to discharge an obligation to the company. The company is exposed to this risk for its rent receivables from tenants. This is minimized as must tenants pay in advance:

Financial instruments and cash deposits

Credit risk from balances with banks and financial institutions is managed by the company's finance department in accordance with the company's policy.

Liquidity risk analysis

Liquidity risk is the risk that the company might be unable to meet its obligations. The company manages its liquidity needs by monitoring scheduled payments for liabilities as well as forecast cash inflows and outflows due in day-to-day business. The data used for analysing these cash flows is consistent with that used in the contractual maturity analysis. Liquidity needs are monitored in various time bands, on a day-to-day and week-to-week basis, as well as on the basis of a rolling 30-day projection. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly. Net cash requirements are compared to liabilities in order to determine headroom or any shortfalls.

The company's objective is to maintain cash to meet its liquidity requirements for 30-day periods at a minimum. This objective was met for the reporting periods.

20. Related parties disclosures

The following table provides the total amount of transactions that have been entered into with related parties during the year.

		Sales to related parties US$	Purchases from related parties US$	Amounts owed by related parties US$	Amounts owed to related parties US$
Directors account	2025	-	-	**5,785,357**	-
Inter-company	2025	-	-	**920,736**	-
Directors account	2024	-	-	2,341,443	-
Inter-company	2024	-	-	430,450	-

Compensation of those charged with governance

	2025 US$	2024 US$
Employee benefits	**223,694**	124,398
Total compensation paid to those charged with governance	**223,694**	124,398

21. Commitments and contingencies

Contingent liabilities
There are no contingent liabilities as of 31 December 2025. (2024: Nil).

Contingent assets
There are no contingent assets as of 31 December 2025. (2024: Nil).

Capital expenditure commitments
There were no capital expenditure commitments as at 31 December 2025. (2024: Nil).